ASSET PURCHASE AGREEMENT

by and among

BIOSPECIFICS TECHNOLOGIES CORP.

and

ADVANCE BIOFACTURES CORPORATION
(as Seller),

DFB BIOTECH, INC.
(as Buyer)

and

HEALTHPOINT, LTD.
(as Guarantor under Section 10.10)

Dated as of March 3, 2006

TABLE OF CONTENTS

EXHIBITS

SCHEDULES

Asset Purchase Agreement

This Asset Purchase Agreement (**"Agreement"**) is made as of March 3, 2006 by and among DFB Biotech, Inc., a Delaware corporation (**"Buyer"**), BioSpecifics Technologies Corp., a Delaware corporation (**"BTC"**), BTC's wholly-owned subsidiary, Advance Biofactures Corporation, a New York corporation (**"ABC"**) (BTC and ABC each being hereinafter individually, and collectively where applicable, referred to as **"Seller"**), and Healthpoint, Ltd., as guarantor under Section 10.10.

RECITALS

Whereas, BTC directly owns all the issued and outstanding shares of the capital stock of ABC and ABC-C.

Whereas, Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of Seller relating to Seller's Topical Business, including the ABC-C Shares, under the terms and conditions contained herein.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE

1.1 Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

"2005 Balance Sheet" – as defined in Section 3.2.

"AAA" – as defined in Section 10.1(b).

"Abbott" – shall mean Abbott Laboratories, an Illinois corporation.

"ABC" – as defined in the first paragraph of this Agreement.

"ABC-C" – BTC's wholly owned subsidiary, Advance Biofactures of Curaçao N.V., a limited liability company formed under the laws of the Netherlands Antilles.

"ABC-C Employees" – all employees of ABC-C.

"ABC-C *Employee Plan"* – all "employee pension benefit plans", "employee welfare benefit plans", bonus, stock option, stock purchase or deferred compensation plans and other employee fringe benefit plans currently maintained or contributed to by Seller for the benefit of any of the ABC-C Employees.

"ABC-C Shares" – shall mean all issued and outstanding shares of the capital stock of ABC-C.

"Accounts Receivable" – means (a) all trade accounts receivable and other rights to payment from customers of a Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"Affiliate" – an entity owned by, controlled by or under common ownership or control with any other entity.

"Agreement" – as defined in the first paragraph of this Agreement.

"API" – collagenase, the active pharmaceutical ingredient for the Product.

"Assumed Liabilities" – as defined in Section 2.4(a).

"Bill of Sale and Assignment and Assumption Agreement" – as defined in Section 2.7(a)(i).

"Breach" – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of any specified agreement or contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure and the terms "Breaching" and "Breached" with respect to any contract have meanings correlative to the foregoing.

"BTC" – as defined in the first paragraph of this Agreement.

"Bulk Sales Laws" – means any applicable bulk sale or bulk transfer laws of the State of New York.

"Business Day" – any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York are permitted or required to be closed.

"Buyer" – as defined in the first paragraph of this Agreement.

"Buyer Indemnified Persons" – as defined in Section 8.2.

"Buyer's Closing Documents" – as defined in Section 4.1.

"CERCLA" – as defined in the definition of Environmental, Health and Safety Liabilities.

"Cleanup" – as defined in the definition of Environmental, Health and Safety Liabilities.

"Closing" – as defined in Section 2.6.

"Closing Balance Sheet" – as defined in Section 3.2.

"Closing Date" – the date as of which the Closing actually takes place.

"Code" – means the Internal Revenue Code of 1986, as amended, and all rules, laws and regulations promulgated pursuant thereto or in connection therewith.

"Commercially Reasonable Efforts" – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, *provided, however*, that a Person required to use his Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person pursuant to this Agreement and the Contemplated Transactions, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Competing Business" – as defined in Section 3.11.

"Confidential Information" – as defined in Section 9.1.

"Consent" – any approval, consent, ratification, waiver, or other authorization.

"Contemplated Transactions" – all of the transactions contemplated by this Agreement.

"Contract" – means any contract (for services or goods, or both), agreement, note, lease for personal or real property, rental or occupancy agreement, installment and conditional sale contract, joint-venture, partnership or related arrangements, license (other than from a Governmental Body, but expressly including any software license), undocumented supply arrangements, power of attorney, guaranty, warranty, instrument, commitment or other binding arrangement, whether written or oral, and each amendment, supplement, and modification of or to the foregoing, including contracts or agreements relating to labor unions, or other employee groups, intellectual property, sales, contracts for capital expenditures, sharing of profits, losses, costs or Liabilities, any contractual undertaking or letter of credit.

"Curaçao Lease" – means the Rental Agreement, dated as of March 1, 1986, between Curinde N.V. and ABC-C.

"Damages" – as defined in Section 8.2.

"Deed of Transfer" – as defined in Section 2.7(a)(ii).

"Disclosing Party" – as defined in Section 9.1.

"Disclosure Schedule" – means the disclosure schedule identified as the Disclosure Schedule to this Agreement and attached hereto as **Exhibit A**.

"Effective Time" – 5:00 p.m., Eastern Standard Time on the Closing Date.

"Employee Plans" – all "employee pension benefit plans" as defined in any applicable Legal Requirement including Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase or deferred compensation plans and other employee fringe benefit plans currently maintained or contributed to by any Person or any of its subsidiaries or ERISA Affiliate for the benefit of any of its employees. For purposes of this definition, "**ERISA Affiliate**" of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

"Encumbrance" – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment" – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities" – any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Laws or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial, or inspection cost or expense arising under any Environmental Laws or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Laws or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (***"Cleanup"***) required by any Environmental Laws or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, or remedial measures required under any Environmental Laws or Occupational Safety and Health Law.

The terms **"removal," "remedial,"** and **"response action"** include the types of activities covered by CERCLA, and any applicable foreign equivalent thereof.

"ERISA" – as defined in the definition of Employee Plans.

"ELA" – the establishment license application for the Product.

"Excluded Assets" – as defined in Section 2.2.

"Exhibit" – an exhibit to this Agreement.

"Facilities" – any fee ownership, leasehold or other interest in Real Property currently owned or operated by Seller.

"FDA" – the United States Food and Drug Administration or any successor thereto.

"GAAP" – Generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the 2005 Balance Sheet and the other financial statements referred to in Section 3.2 were prepared.

"Governing Documents" – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person, or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

"Governmental Authorization" – any Consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" – any;

(a) nation, state, county, city, town, borough, village, district, or other jurisdiction;

(b) federal, state, local, municipal, foreign, or other government;

(c) government or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multi-national organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

(f) official of any of the foregoing, or any official appointed to certify documents in ABC-C's jurisdiction of formation (Netherlands Antilles) or the Island of Curaçao.

"Ground Lease" – any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

"Ground Lease Property" – any land, improvements and appurtenances subject to a Ground Lease.

"Hazardous Activity" – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that creates an unreasonable risk of harm to persons or property.

"Hire Date" – as defined in Section 7.2(a).

"Indemnified Person" – as defined in Section 8.4(a).

"Indemnifying Person" – as defined in Section 8.4(a).

"Intellectual Property" – means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), inventor's certificates, divisions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and URLs together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, diagrams, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) (whether purchased or internally developed), (g) all other proprietary rights, (h) all information systems and management procedures, and (i) all copies and tangible embodiments of any of the above (in whatever form or medium).

"Intellectual Property Assets" – as defined in the definition of Purchased Assets.

"IRS" – the United States Internal Revenue Service, and, to the extent relevant, any applicable foreign equivalents thereof.

"Joint FDA Letter" – as defined in Section 2.7(a)(viii).

"Knoll License Agreement" – the exclusive license agreement between Knoll Pharmaceutical Company and ABC to make, sell and market Product in the U.S., Canada, and Puerto Rico dated August 16, 1993, and any amendments thereto.

"Knoll Novation/Assignment and Assumption Agreement" – as defined in Section 2.7(a)(iii).

"***Knowledge***" – means (i) with respect to a Person who is an individual, the knowledge of such Person, (ii) with respect to a Person (other than Seller) which is a legal entity, the knowledge of the current board of directors (or equivalent body) of such Person, however, (iii) with respect to Seller, the knowledge of Seller's current board of directors, current officers. **Omitted and filed separately with SEC**

"Lease" – any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement" – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Liability" – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

Omitted and filed separately with the Securities and Exchange Commission

"NY Topical Business Employees" – collectively, those employees of ABC dedicated solely to the manufacturing, marketing, or selling of the Product or the API, all of whom are identified on **Schedule 1.1(a)**.

"Occupational Safety and Health Law" – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business" – an action taken by a person will be deemed to have been taken in the "Ordinary Course of Business" only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Overlap Assets" – means, together, the Overlap Intangible Assets and the Overlap Equipment Assets.

"Overlap Intangible Assets" – means the intangible assets owned or licensed by ABC or BTC (to the extent able to be sublicensed) which are not solely related to topical uses and indications for collagenase, but are used in the manufacture of Product or API, which shall mean those set forth on **Schedule 1.1(b)**.

"Overlap Equipment Assets" – means the assets, owned or leased by ABC or BTC and located at the Lynbrook, NY facility, not solely related to topical uses and indications for collagenase, but are used or useful in the manufacture of Product or API, and which will be utilized by Bo Yu or Jean Marie Maio in the performance of their duties under the Transition Services Agreement, which shall mean only those set forth on **Schedule 1.1(b)**.

"Parties" – means all of the parties to this Agreement, each referred to herein as a "Party".

"Person" – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

"Press Release" – as defined in Section 2.7(a)(x).

"Proceeding" – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Product" – means the collagenase ointment manufactured by Seller and marketed by Abbott under the registered trademark SANTYL® as successor to Knoll Pharmaceutical Company pursuant to the Knoll License Agreement, as well as all components of the SANTYL collagenase ointment including but not limited to the collagenase powder currently manufactured by Seller.

"Proprietary Rights Agreement" – as defined in Section 3.18(b).

"Purchase Price" – as defined in Section 2.3.

"Purchased Assets" – means:

(a) to the extent exclusively related to or used in or with the API, the Product, or Seller's Topical Business, all items of inventory of the Seller and ABC-C, wherever located, including all finished goods, work in process, raw materials, spare parts and all other related materials and supplies and listed on **Schedule 1.1(c)** (the **"Purchased Inventories"**);

(b) the ELA and all Records of Seller related thereto, and including any and all drug matter files relating to the Product or API;

(c) the portions of the cell banks used in connection with or related to Seller's Topical Business, or second generation topical collagenase products, and listed in **Schedule 1.1(d)**, and Records related thereto;

(d) the ABC-C Shares;

(e) all the equipment and materials owned by BTC or ABC, located in the Lynbrook, New York or Curaçao facilities, which are used exclusively in Seller's Topical Business and listed in **Schedule 1.1(e)**;

(f) the Knoll License Agreement and the Tufts License Agreement and all Intellectual Property licensed thereunder;

(g) all Contracts relating solely to Seller's Topical Business to which Seller or ABC-C is a party and listed in **Schedule 1.1(f)** (the **"Seller Contracts"**);

(h) to the extent related to the Transferred Employees, all personnel Records and other Records that Seller is not required by law to retain in its possession;

(i) except as provided in Section 7.14(a) with respect to any Intellectual Property relating to Seller Injectible Assets, all Intellectual Property of ABC-C, and all Intellectual Property of Seller solely related to Seller's Topical Business, the Product, the API or to the topical uses and indications for collagenase, all as listed on **Schedule 1.1(g)** (collectively the **"Intellectual Property Assets"**);

(j) all clinical and other data, reports and communications to the extent solely related to topical indications and uses for collagenase or Seller's Topical Business; and

(k) all governmental authorizations and pending applications therefor, and registrations, to the extent assignable, to the extent solely related to topical uses and indications for collagenase or Seller's Topical Business.

"Purchased Inventories" – as defined in the definition of Purchased Assets.

"Real Property" – the underlying real property and improvements and all appurtenances thereto and any Ground Lease Property.

"Real Property Lease" – any Ground Lease or Space Lease.

"Record" – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Receiving Party" – as defined in Section 9.1.

"Related Person" –

With respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

(c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person.

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) **"control"** (including **"controlling," "controlled by"** and **"under common control with"**) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act, (b) the **"Family"** of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (c) **"Material Interest"** means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities of other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interest representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Representative" – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Retained Liabilities" – as defined in Section 2.4(b).

"Schedule" – a Schedule to this Agreement.

Omitted and filed separately with SEC

"Securities Act" – as defined in Section 4.6.

"Seller" – as defined in the first paragraph of this Agreement.

"Seller Contract" – as defined in the definition of Purchased Assets.

"Seller Indemnified Person" – as defined in Section 8.3.

"Seller Injectible Assets" – means any tangible or intangible assets (including, patents, trademarks, copyrights, or other Intellectual Property asset, equipment, inventory, Contract or other asset) owned, licensed or leased prior to the Closing Date by Seller relating to the production or development of any injectible collagenase product and listed in **Schedule 1.1(h)**.

"Seller's Closing Documents" – as defined in Section 3.1

"Seller's Topical Business" – the business of manufacturing, marketing or selling of the Product, or the API for topical indications and uses of collagenase conducted by Seller prior to the Closing Date.

Omitted and filed separately with SEC

"Space Lease" – any lease, sublease, or rental agreement pertaining to the occupancy of any improved space on any land, including the Sublease.

"Sublease" – as defined in Section 2.7(a)(vii).

"Tangible Personal Property" – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Purchased Inventories) of every kind owned or leased (wherever located and whether or not carried on the books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

"Tax" – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, added-on minimum, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties, additions or additional amounts thereon, imposed, assessed, collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return" – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Technical Assistance Agreement" – as defined in Section 2.7(a)(v).

"Territory" – means the world.

"Third Party" – a Person that is not a Party to this Agreement.

"Third-Party Claim" – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release" – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Transferred Employees" – as defined in Section 7.2(a).

"Transaction Document" – means, collectively, this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Knoll Novation/Assignment and Assumption Agreement, the Tufts Assignment and Assumption Agreement, the Technical Assistance Agreement, the Transition Services Agreement, the Sublease, and any other document, instrument, or certificate to be delivered pursuant to this Agreement or in connection with the Contemplated Transactions.

"Transition Services Agreement" – as defined in Section 2.7(a)(vi).

"Tufts License Agreement" – the license agreement between ABC and Tufts University dated December 7, 1995.

"Tufts Assignment and Assumption Agreement" – as defined in Section 2.7(a)(iv).

"WARN Act" – means the Worker Readjustment and Notification Act (29 USC § 2101).

1.2 Usage

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by, or bound in accordance with, this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) "hereunder', "hereof", "hereto" and words of similar import shall be deemed reference to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(viii) "or" is used in the inclusive sense of "and/or";

(ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, parts or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations in connection herewith shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2. SALE, TRANSFER, AND LICENSE OF ASSETS; CLOSING

2.1 Assets

(a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets.

(b) Overlap Intangible Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, but effective as of the Effective Time, Seller shall exclusively (even as to Seller), perpetually, without royalty, and irrevocably license to Buyer the right to use the Overlap Intangible Assets for the development, manufacture, marketing and sale of topical products, free and clear of any Encumbrances, and Buyer shall accept such license from Seller of, the Overlap Intangible Assets.

(c) Overlap Equipment Assets. Pursuant to the terms and conditions set forth in the Transition Services Agreement, at the Closing, but effective as of the Effective Time, Seller shall provide Buyer with reasonable access to and use of the Overlap Equipment Assets for the term specified in the Transition Services Agreement.

2.2 Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the **"Excluded Assets"**) are not part of the sale and purchase contemplated hereunder, are expressly excluded from the Purchased Assets, and shall remain the property of Seller after the Closing, subject to the Technical Assistance Agreement or the Transition Services Agreement (as applicable):

(a) any and all Overlap Assets;

(b) any and all cash, cash equivalents and short term investments of Seller;

(c) all insurance policies and rights thereunder of Seller, except for all insurance policies held by ABC-C alone covering ABC-C assets and operations, which shall transfer to Buyer;

(d) all Accounts Receivable of Seller and any Accounts Receivable of ABC-C noted on the Closing Balance Sheet;

(e) any and all personnel Records and other Records that Seller is required by law to retain in its possession;

(f) except for those belonging to ABC-C, any and all claims for refund of Taxes and other governmental charges of whatever nature;

(g) any and all rights in connection with and assets of the Employee Plans except for the ABC-C Employee Plan;

(h) any and all rights of Seller under the Transaction Documents to which it is a party;

(i) any and all Seller Injectible Assets;

(j) the value of **Omitted and filed separately with SEC**

(k) ABC-C's limited partnership interest in Ferrell Gas Partners L.P.;

(l) any amounts due in respect of the invoice dated November 11, 2005 from ABC-C to Cristalia Products Químicos Farmacêuticos Ltda. of Brazil;

(m) shares of Biota N.V. and Bio-Specifics N.V. owned by ABC-C; and

(n) any other assets of Seller not listed as a Purchased Asset.

2.3 Consideration

The consideration for the Purchased Assets shall be (i) a cash amount equal to Eight Million US Dollars (US$8,000,000) which shall be paid by Buyer to Seller on the Closing Date in immediately available funds (the **"Purchase Price"**) to the accounts specified by Seller in **Schedule 2.3**, (ii) Buyer's assumption of the Assumed Liabilities, and (iii) the payment of the earn out specified in Section 7.1.

2.4 Liabilities

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and hereby agrees to discharge only the following Liabilities (the **"Assumed Liabilities"**):

(i) except for the Retained Liabilities expressly set forth in Section 2.4(b), any Liability (including for Taxes, product warranty or other Liability claims) arising after the Effective Time and arising from the ownership, operation, use or sale of the Purchased Assets after the Effective Time;

(ii) except for the Retained Liabilities set forth in Section 2.4(b), any Liability of ABC-C which is identified on the Closing Balance Sheet and disclosed in the Disclosure Schedule, including payment of all accrued wages and benefits;

(iii) any Liability under any Seller Contract assumed by Buyer pursuant to Section 2.4(a) which arises after the Effective Time, which arises out of or relates to any obligation, commitment, or covenant accruing after the Effective Time, or a Breach of any such Contract that occurred after the Effective Time, as a result of Buyer's acts or omissions;

(iv) except for the Retained Liabilities expressly set forth in Section 2.4(b), any Liability relating to the Transferred Employees to the extent set forth in Sections 7.2 and 7.3;

(v) except for the Retained Liabilities expressly set forth in Section 2.4(b), any Liability relating to Seller's Topical Business and disclosed in the Disclosure Schedule;

(vi) except for the Retained Liabilities expressly set forth in Section 2.4(b), any Liability arising out of or resulting from ABC-C's non-compliance with any Legal Requirement or Order of any Governmental Body after the Effective Time, or Buyer's non-compliance with any Legal Requirement or Order of any Governmental Body at any time; and

(vii) except for the Retained Liabilities expressly set forth in Section 2.4(b), any Liability that Buyer has assumed under any Transaction Document, subject to any right to indemnity thereunder.

(b) Retained Liabilities. The Retained Liabilities shall be assumed and remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. **"Retained Liabilities"** shall mean each and all of the following Liabilities:

(i) any Liability arising out of or relating to Products sold prior to the Effective Time;

(ii) any Liability under any Contract (except to the extent novated under the Knoll Novation/Assignment and Assumption Agreement or any Tufts Novation Agreement) assumed by Buyer pursuant to Section 2.4(a) which arises out of or relates to any obligation, commitment, or covenant accruing prior to the Effective Time or a Breach of any such Contract that occurred prior to the Effective Time;

(iii) any Liability of Seller or ABC-C for Taxes of any nature to the extent attributable to periods prior to the Effective Time, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any Taxes of Seller or ABC-C to the extent attributable to periods prior to the Effective Time but deferred until after the Effective Time;

(iv) any Liability of Seller or ABC-C relating to any Excluded Assets, including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;

(v) any Environmental, Health and Safety Liabilities arising out of or relating to (A) ABC-C's operation of its business prior to the Effective Time, or (B) Seller's operation of Seller's Topical Business at the Lynbrook facility, but only to the extent any such Environmental, Health and Safety Liability is not caused by or as a result of Buyer's operation of the Purchased Assets, or Buyer's use of the (1) premises covered by the Sublease, or (2) the Overlap Assets;

(vi) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's former employees or for the Transferred Employees arising out of or related to any event or occurrence prior to the Hire Date, except to the extent Buyer has assumed or agreed to assume such Liability;

(vii) any Liability under any employment, severance, retention or termination agreement with any former employee of Seller or ABC-C;

(viii) any Liability arising out of or relating to any employee grievance arising out of or related to any event or occurrence prior to the Effective Time, whether or not the affected employees are hired by Buyer;

(ix) any Liability of Seller to any shareholder or Related Person of Seller or any shareholder;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of ABC-C to the extent resulting from any action or failure to act prior to the Effective Time or any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi) any Liability arising out of any Proceeding pending, threatened, or anticipated as of the Effective Time, whether or not set forth in the Schedules;

(xii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of, or relating to, any occurrence or event prior to the Effective Time;

(xiii) any Liability arising out of or resulting from ABC-C's non-compliance with any Legal Requirement or Order of any Governmental Body prior to the Effective Time

(xiv) Seller's non-compliance with any Legal Requirement or Order of any Governmental Body at any time, except to the extent set forth on the Disclosure Schedule;

(xv) any Liability set forth on **Schedule 2.4**;

(xvi) any Liability of Seller under this Agreement or any other Transaction Document, subject to any right to indemnity here or thereunder;

(xvii) any Liability relating to Bio-Specifics N.V. and Biota N.V.;

(xviii) any Liability relating to any unsatisfied judgments against ABC-C;

(xix) any Liability for payables noted on the Closing Balance Sheet; and

(xx) any Liability related to lot #05S0301032 as described in **Section 3.7(a), item 16 of the Disclosure Schedule**;

2.5 Allocation

The Purchase Price shall be allocated in accordance with **Schedule 2.5**. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in **Schedule 2.5** for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or shareholders shall contend or represent that such allocation is not a correct allocation.

2.6 Closing

The purchase, sale, and license provided for in this Agreement (the **"Closing"**) will take place at offices of Thelen Reid & Priest LLP located at 875 Third Avenue, New York, New York at 10:00 a.m. (local time) on March 3, 2006, unless Buyer and Seller agree otherwise.

2.7 Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer,

(i) a bill of sale and assignment and assumption agreement for certain Purchased Assets which are tangible and intangible personal property in the form of **Exhibit B** (the **"Bill of Sale and Assignment and Assumption Agreement"**), executed by Seller;

(ii) share certificates representing the ABC-C Shares accompanied by a deed of transfer, substantially in the form of **Exhibit C** (the **"Deed of Transfer"**), executed by BTC and acknowledged by ABC-C;

(iii) a novation or assignment and assumption agreement novating or assigning in favor of Buyer all of Seller's right, title and interest in and to the Knoll License Agreement, substantially in the form of **Exhibit D** (the **"Knoll Novation/Assignment and Assumption Agreement"**), executed by Seller and Abbott (as successor to Knoll Pharmaceutical Company);

(iv) an assignment and assumption agreement assigning in favor of Buyer all of Seller's right, title and interest in and to the Tufts License Agreement, substantially in the form of **Exhibit E** (the **"Tufts Assignment and Assumption Agreement"**), executed by Seller and Tufts University;

(v) a technical assistance agreement pursuant to which ABC agrees to provide to Buyer certain technical services in consideration of fees (payable as specified therein) equal to One Million Four Hundred Thousand US Dollars (US$1,400,000) in the aggregate, substantially in the form of **Exhibit F** (the **"Technical Assistance Agreement"**), executed by ABC;

(vi) a transition services agreement pursuant to which ABC agrees to provide to Buyer certain transition services and access to the Overlap Equipment Assets in consideration of the fees/cost reimbursement specified therein, substantially in the form of **Exhibit G** (the **"Transition Services Agreement")**, executed by ABC;

(vii) a sublease to Buyer, for a period of one year after the Closing Date, of a portion of the premises in Lynbrook, New York covered by the Commercial Lease Agreement, dated as of January 30, 1998, between ABC and Wilbur St. Corp., as amended by the Extension and Modification Agreement, dated as of July 1, 2005, between ABC and Wilbur St. Corp., substantially in the form of **Exhibit H** (the **"Sublease"**), executed by ABC and Wilbur Street Corp.;

(viii) a joint letter to the FDA giving notice of the consummation of the Contemplated Transactions and requesting the re-issuance of Seller's FDA Drug Establishment Registration in Buyer's name, substantially in the form of **Exhibit I** (the **"Joint FDA Letter"**), executed by Seller;

(ix) such other deeds (and as acknowledged by ABC-C on the certificate representing the ABC-C Shares), bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer, Seller, and their legal counsel and executed by Seller;

(x) a press release, substantially in the form of **Exhibit J** (the **"Press Release"**), initialed by Seller;

(xi) letters of resignation signed by each of the officers and directors of ABC-C;

(xii) a certificate executed by BTC and ABC as to the accuracy of Seller's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.1 and as to Seller's compliance with and performance of Seller's covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2;

(xiii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Seller, certifying all requisite resolutions or actions of the boards of directors of Seller and a majority of their respective shareholders, which shareholder approval has been obtained solely as an accommodation to Buyer, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(xiv) a certificate of an executive officer of ABC-C certifying all requisite resolutions or actions of the boards of directors of ABC-C and resolutions of the sole shareholder of ABC-C approving the consummation of the Contemplated Transactions, including the transfer of the shares of Biota N.V. and Bio-Specifics N.V. owned by ABC-C; and

Omitted and filed separately with the Securities and Exchange Commission

(b) Buyer shall deliver to Seller:

(i) Eight Million US Dollars (US$8,000,000) by wire transfer of immediately available funds to the accounts specified by Seller in **Schedule 2.3**;

(ii) Four Hundred Thousand US Dollars (US$400,000), pursuant to the Technical Assistance Agreement, by wire transfer of immediately available funds to Seller's account specified in **Schedule 2.3**;

(iii) the Bill of Sale and Assignment and Assumption Agreement, executed by Buyer;

(iv) the Deed of Transfer, executed by Buyer;

(v) the Knoll Novation/Assignment and Assumption Agreement, executed by Buyer;

(vi) the Tufts Assignment and Assumption Agreement, executed by Buyer;

(vii) the Technical Assistance Agreement, executed by Buyer

(viii) the Transition Services Agreement, executed by Buyer;

(ix) the Sublease, executed by Buyer;

(x) the Joint FDA Letter, executed by Buyer;

(xi) the Press Release, initialed by Buyer;

(xii) a certificate executed by Buyer as to the accuracy of its representation and warranties as of the date of this Agreement as of the Closing in accordance with Section 6.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2; and

(xiii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing Date, copies of the Governing Documents of Buyer and certifying all requisite resolutions or actions of its Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions herein and the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8 No Setoff

No Party hereto shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make hereunder or under any Transaction Document.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

BTC and ABC each represents and warrants, jointly and severally, to Buyer as follows,

3.1 Enforceability; Authority; No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against each of them in accordance with its terms. Upon the execution and delivery by such Seller of each Transaction Document to be executed or delivered by such Seller at the Closing (collectively, the **"Seller's Closing Documents"**), each of such Seller's Closing Documents will constitute the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has the unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement, the Contemplated Transactions, and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and boards of directors.

(b) Except as set forth in **Section 3.1(b) of the Disclosure Schedule**, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller, or (B) any resolution adopted by the board of directors of Seller;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets, or the Overlap Assets, may be subject;

(iii) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Purchased Assets or to Seller's Topical Business;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

(c) Except as set forth in **Section 3.1(c) of the Disclosure Schedule**, Seller is not required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement, Seller's Closing Documents, or the consummation or performance of any of the Contemplated Transactions.

(d) Each of BTC and ABC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the applicable Seller Contracts. ABC-C is a limited liability company presently existing under the laws of the Netherlands Antilles, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the applicable Seller Contracts to which it is a party. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The ABC-C Shares have been duly authorized and issued and are fully paid and non-assessable. ABC-C is not a "large company" as defined in Book 2 Civil Code Netherlands Antilles.

3.2 Financial Statements

Seller has delivered to Buyer: (a) an unaudited balance sheet of ABC-C as of December 31, 2005 (including the notes thereto, the **"2005 Balance Sheet"**), and the related unaudited profit and loss statement for the year then ended, and (b) an unaudited pro forma balance sheet of ABC-C as of the Closing Date (the **"Closing Balance Sheet"**), and the related unaudited pro forma profit and loss statement for the period then ended, prepared on the same basis and applying the same accounting principles, policies and practices that were used in preparing the 2005 Balance Sheet. Except as set forth in **Section 3.2 of the Disclosure Schedule**, all financial statements referenced in this Section 3.2 fairly present the financial condition and the results of operations of ABC-C as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.2 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of ABC-C. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's board of directors or the audit committee thereof that pertain to ABC-C, during the thirty-six months preceding the execution of this Agreement, together with copies of all responses thereto.

3.3 Title and Sufficiency of Assets

Seller has good and marketable title to all Purchased Assets free and clear of any Encumbrances. Except as set forth in **Section 3.3 of the Disclosure Schedule**, the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's Topical Business in the manner presently operated by Seller. Any Encumbrances on the Overlap Assets will not materially interfere with Buyer's use thereof.

3.4 Purchased Inventories and Cell Banks

Except as set forth in **Section 3.4 of the Disclosure Schedule**, all items included in the Purchased Inventories are of sufficient quality to be useable in the ordinary course of the operation of Seller's Topical Business as operated by Seller immediately prior to the Effective Time. Seller represents and warrants that all cell banks transferred hereunder are of a quality sufficient to operate Seller's Topical Business in the manner operated prior to the Closing Date and that Seller has no cell banks other than those listed on **Schedules 1.1(d) and 1.1(h)**.

3.5 No undisclosed Liabilities

ABC-C has no Liabilities except for those set forth on the Closing Balance Sheet.

3.6 Taxes

(a) Tax Returns Filed and Taxes Paid. ABC-C has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by ABC-C are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by ABC-C, except such Taxes, if any, as are listed in **Section 3.6(a)(1) of the Disclosure Statement** and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the 2005 Balance Sheet or the Closing Balance Sheet. Except as provided in **Section 3.6(a)(2) of the Disclosure Statement**, ABC-C currently is not the beneficiary of any extension of time within which to file any Tax Return. To Seller's Knowledge, no claim has ever been made or is reasonably expected to be made by any Governmental Body in a jurisdiction where ABC-C does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To Seller's Knowledge, there are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and, to Seller's Knowledge, there are no bases for

assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. **Section 3.6(b)(1) of the Disclosure Schedule** contains a complete and accurate list and copies of all Tax Returns filed during the past three years which pertain to ABC-C's operation. **Section 3.6(b)(2) of the Disclosure Schedule** contains a complete and accurate list of all ABC-C Tax Returns that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings as described in **Section 3.6(b)(3) of the Disclosure Schedule**. Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies, or similar items with respect to such audits. Seller has no knowledge that any Governmental Body is likely to assess any additional taxes for any period for which ABC-C Tax Returns have been filed. There is no dispute or claim concerning any Taxes of ABC-C either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. **Section 3.6(b)(4) of the Disclosure Schedule** lists all the states and localities with respect to which ABC-C is required to file any corporate, income or franchise tax returns. ABC-C has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

3.7 Compliance with Legal Requirements; Governmental Authorizations

(a) Except as set forth in **Section 3.7(a) of the Disclosure Schedule**:

(i) Seller is in compliance with all applicable Legal Requirement to which the Purchased Assets are subject;

(ii) ABC-C is, and at all times during the past five (5) years has been, in compliance with each Legal Requirement that is or was applicable to ABC-C or to the conduct or operation of its business or the ownership or use of any of its assets;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) to Seller's Knowledge is reasonably likely to (A) constitute or result in a violation by ABC-C of, or a failure on the part of ABC-C to comply with, any Legal Requirement applicable to it, or (B) give rise to any obligation on the part of ABC-C to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iv) neither Seller nor ABC-C has received, at any time during the past five years any written notice or, to Seller's Knowledge, oral communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) **Section 3.7(b)(1) of the Disclosure Schedule** contains a complete and accurate list of each Governmental Authorization that is held by Seller or ABC-C that relates to Seller's Topical Business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in **Section 3.7(b)(1) of the Disclosure Schedule** is valid and in full force and effect. Except as disclosed in **Section 3.7(b)(2) of the Disclosure Schedule**, and for which Seller has provided all related Records to Buyer hereunder:

(i) each of Seller and ABC-C is, and at all times during the past five years has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in **Section 3.7(b)(1) of the Disclosure Schedule**;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) to Seller's Knowledge is reasonably likely to (A) constitute or result directly or indirectly in a violation of or a failure to comply with the terms or requirements of any Governmental Authorization listed or required to be listed in **Section 3.7(b)(1) of the Disclosure Schedule**, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in **Section 3.7(b)(1) of the Disclosure Schedule**;

(iii) Seller has not received, at any time during the past five years any written notice or, to Seller's knowledge, oral communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, including any Form 483 or Warning Letter from the FDA, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization required to be listed in **Section 3.7(b)(1) of the Disclosure Schedule**; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in **Section 3.7(b)(1) of the Disclosure Schedule** have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in **Section 3.7(b)(1) of the Disclosure Schedule** collectively constitute all of the Governmental Authorizations necessary to permit Seller to conduct and operate Seller's Topical Business in the manner it currently conducts and operates such business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such Purchased Assets.

3.8 Legal Proceedings; Orders

(a) Except as set forth in **Section 3.8(a)(1) of the Disclosure Schedule**, there is no pending or, to Seller's Knowledge, threatened Proceeding:

(i) by or against Seller or ABC-C or that otherwise relates to or may affect Seller's Topical Business, or any of the Purchased Assets, or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in **Section 3.8(a)(2) of the Disclosure Schedule**, to the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in **Section 3.8(a) of the Disclosure Schedule**. To the Knowledge of Seller, there are no Proceedings listed or required to be listed in **Section 3.8(a) of the Disclosure Schedule** that are reasonably likely to have a adverse effect on the operation, condition, or prospects of Seller's Topical Business, or upon the Purchased Assets.

(b) Except as set forth in **Section 3.8(b) of the Disclosure Schedule**:

(i) there is no Order to which Seller or ABC-C, Seller's Topical Business or any of the Purchased Assets or Overlap Assets is subject; and

(ii) to the Knowledge of Seller, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to Seller's Topical Business.

(c) Except as set forth in **Section 3.8(c) of the Disclosure Schedule**:

(i) Seller is, and at all times during the past five years has been, in compliance with all of the terms and requirements of each Order to which Seller's Topical Business or any of the Purchased Assets is or has been subject;

(ii) no event has occurred or circumstance exists that to Seller's Knowledge is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller's Topical Business, or any of the Purchased Assets or Overlap Assets is subject; and

(iii) Seller has not received, at any time during the past five years, any written notice or, to Seller's Knowledge, oral communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller's Topical Business or any of the Purchased Assets is or has been subject.

3.9 Environmental Matters

(a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) "Environmental Conditions" shall mean any environmental contamination or pollution or threatened contamination or pollution of, or the Release or threatened Release of Hazardous Materials into or on, the surface water, groundwater, surface soil, subsurface soil, air or land.

(ii) "Environmental Laws" shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives, judgments, and any other Legal Requirements relating to public health or safety, pollution, damage to or protection of the environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated. Environmental Laws shall include, but are not limited to, where applicable the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time, and all foreign equivalents thereof: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"); the Resource Conversation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"); the Clean Air Act (42 U.S.C. 7401 et seq.); the Clean Water Act (33 U.S.C. 1251 et seq.).

(iii) "Environmental Permits" shall mean all permits, authorizations, registrations, certificates, licenses, Consents required under or issued by any Governmental Body pursuant to Environmental Laws.

(iv) "Former Facilities" shall mean any plans, offices, land, manufacturing or other facilities formerly owned, operated, leased, managed, used, controlled or occupied by

ABC-C or by Seller in connection with Seller's Topical Business, or by any former subsidiary of ABC-C or Seller, or by any predecessor-in-interest of ABC-C or Seller.

(v) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste and any pollutant or contaminant, or infectious or radioactive substance or material, or any substances, materials and wastes defined or regulated under any Environmental Laws, including without limitation, Hazardous Wastes, petroleum polychlorinated byphenyls and urea formaldehyde.

(vi) "Hazardous Waste" shall mean all solid wastes defined or regulated under Environmental Laws.

(vii) "Off-Site Facilities" shall mean any facilities used for the treatment, storage or disposal of any Hazardous Waste associated with or are resulting from Seller's Topical Business.

(viii) "Release" shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping.

(ix) "Remedial Action" shall mean any and all: (A) investigations of Environmental Conditions, including assessments, remedial investigations, sampling, monitoring or the installation of monitoring wells; or (B) actions taken to address Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal action, in-situ or ex-situ remediation technologies to the surface or subsurface soils, excavation and off-site disposal of such soils, soil vapor extraction systems, recovery wells, sumps or trenches, systems for long-term treatment of surface water or groundwater.

(x) "Remediation Standards" mean either numeric or narrative standards to which Hazardous Materials in the environmental must be remediated as established pursuant to Environmental Laws.

(b) Each of BTC and ABC represents and warrants:

(i) Permits. To Seller's Knowledge, Seller and ABC-C possess all Environmental Permits necessary in order to conduct Seller's Topical Business as it is now being conducted. To Seller's Knowledge, each Environmental Permit issued to Seller is in full force and effect. To Seller's Knowledge, each of Seller and ABC-C is in compliance with all requirements, terms and provisions of the Environmental Permits issued to Seller or ABC-C (as applicable) and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits.

(ii) Compliance with Environmental Laws. To Seller's Knowledge, Seller's Topical Business is, and at all times has been, in compliance with all Environmental Laws then applicable to Seller's Topical Business, the Former Facilities, Off-Site Facilities, or the Real Property.

(iii) Reports, Disclosures and Notifications. To Seller's Knowledge, each of Seller and ABC-C has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, storm water prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws. **Section 3.9(b)(iii) of the Disclosure Schedule** lists all such reports, disclosures, notifications, applications and plans filed by Seller under

Environmental Laws. To the Knowledge of Seller, all such reports, disclosures, notifications, applications and plans are true, accurate and complete.

(iv) Notices. To Seller's Knowledge, neither Seller nor ABC-C has received any notice that Seller, ABC-C, the Facilities or any of the Former Facilities or Off-Site Facilities: (A) is in violation of the requirements of any Environmental Permit or Environmental Laws; (B) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment Laws, or (C) has actual or potential liability under any Environmental Laws, including without limitation CERCLA, RCRA or any comparable foreign Environmental Laws.

(v) No Reporting or Remediation Obligations. To Seller's Knowledge, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to Seller's Topical Business, or the use, operation or occupancy by Seller or ABC-C of the Facilities or, to the Knowledge of Seller, the Former Facilities or Off-Site Facilities that result or reasonably could be expected to result in (A) any obligation of Seller to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether onsite or offsite; or (B) liability, either to Governmental Bodies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi) Liens and Encumbrance. To the Knowledge of Seller, no national, federal, state, local or municipal governmental agency or authority has obtained or asserted an encumbrance or lien upon the Facilities or any other property of Seller or any of the Former Facilities or Off-Site Facilities as a result of any Release, use or cleanup of any Hazardous Material for which Seller or ABC-C is legally responsible, nor has any such release, use or cleanup occurred which could result in the assertion or creation of such a lien or encumbrance.

(vii) Storage Transport or Disposal of Hazardous Materials.

(A) Except as listed in **Section 3.9(b)(vii)**, to Seller's Knowledge, there is not now nor has there ever been located on the Facilities any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Wastes, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deem well injunction systems.

(B) Neither ABC-C nor Seller has transported any Hazardous Waste for storage, treatment or disposal or arranged for the transportation, storage, treatment or disposal of any Hazardous Waste by contract, agreement or otherwise, at or to any location including, without limitation, any Off-Site Facilities or any other location used for the treatment, storage or disposal of Hazardous Wastes.

3.10 Intellectual Property Assets

(a) **Section 3.10 of the Disclosure Schedule** contains a complete and correct list of the registered patents, service marks, trademarks, tradenames, copyrights and applications filed therefor that are included with the Intellectual Property Assets. Except as described in **Section 3.10 of the Disclosure Schedule**, with respect to the Intellectual Property Assets:

(i) Seller or ABC-C is the sole and exclusive owner of the Intellectual Property Assets;

(ii) no Proceedings have been instituted, are pending or, to the Knowledge of Seller, are threatened which challenge any rights in respect thereto or the validity thereof or assert a claim of infringement or interference with the rights of any other Person;

(iii) to the Knowledge of Seller, none of the Intellectual Property Assets infringes upon or otherwise violates the rights of others, or is being infringed upon by others;

(iv) no licenses, sublicenses or agreements pertaining to any of the Intellectual Property Assets have been granted by Seller or ABC-C; and

(v) neither Seller nor ABC-C has agreed to indemnify any Person for or against any infringement of the Intellectual Property Assets.

(b) To the Knowledge of Seller, no Product presently sold by Seller infringes on any rights owned by any Third Parties, except where such infringement would not have a adverse effect. No claim or litigation against Seller is pending, or to the Knowledge of Seller is threatened, contesting its right to sell or use the Product or API.

3.11 Relationships with Related Persons

Except as disclosed in **Section 3.11 of the Disclosure Schedule**, as of the Closing Date, no Related Person of either BTC or ABC has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Seller's Topical Business. Neither BTC nor ABC nor any Related Person of any of them owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had material business dealings or a material financial interest in any transaction with Seller (other than business dealings or transactions disclosed in **Section 3.11 of the Disclosure Schedule**, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms), or (b) engaged in competition with Seller with respect to the products or services of Seller related to Seller's Topical Business (a **"Competing Business"**), except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in **Section 3.11 of the Disclosure Schedule**, neither BTC nor ABC nor any Related Person of any of them is a party to any contract with, or has any claim or right against, ABC-C.

3.12 Brokers or Finders

Neither Seller nor any of its officers, directors, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the consummation of the Contemplated Transactions.

3.13 Solvency

(a) Neither Seller nor ABC-C is insolvent, and neither will be rendered insolvent by any of the Contemplated Transactions. As used in this Section, **"insolvent"** means that the sum of Seller's debts and other probable Liabilities exceeds the present fair saleable value of the Seller's assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at

which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.14 Disclosure

(a) No representation or warranty or other statement made by Seller in this Agreement, the Schedules, any supplement to the Schedules, the certificates delivered pursuant to **Section 2.7(a)** or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Except as set forth in **Section 3.14 of the Disclosure Schedule**, to the Knowledge of Seller, there is no fact that has specific application to Seller or ABC-C (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of Seller or ABC-C applicable to this Agreement that has not been set forth in this Agreement or the Schedules.

3.15 Real Property

Neither Seller nor ABC-C owns any real property.

3.16 Leased Real Property

Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all Real Property Leases and their locations and all personal property Leases relating to Seller's Topical Business or to ABC-C. Seller has delivered to Buyer a true and correct copy of all Leases, including the Curaçao Lease. Except as set forth in **Section 3.16 of the Disclosure Schedule**, all Leases are in full force and effect and are valid and enforceable in accordance with their terms. No event has occurred or circumstance exists that (with or without notice or lapse of time) may result in a breach of, or give any person the right to declare a default under, or to terminate any Lease. Except as set forth in **Section 3.16 of the Disclosure Schedule**, no Consent of any Person is required to assign any Lease to Buyer.

3.17 Contracts

Section 3.17 of the Disclosure Schedule contains a complete and accurate list of all Seller Contracts for services, products or obligations in excess of $10,000. Seller has delivered to Buyer a true and correct copy of all Seller Contracts. Except as set forth in **Section 3.17 of the Disclosure Schedule**, all Seller Contracts are in full force and effect and are valid and enforceable in accordance with their terms. No event has occurred or circumstance exists that (with or without notice or lapse of time) may result in a breach of, or give any person the right to declare a default under, or to terminate any Seller Contract. Seller has not given or received from any other Person any written, or to Seller's Knowledge, oral communication or notice regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Seller Contract.

3.18 Employees

(a) **Section 3.18 of the Disclosure Schedule** contains a complete and accurate list of the following information for each of the NY Topical Business Employees and the ABC-C Employees, including each NY Topical Business Employee and ABC-C Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December, 2004; vacation accrued; any other accrued benefit; and service credited for purposes of vesting and eligibility to participate under Seller's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock, bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

(b) No NY Topical Business Employee or ABC-C Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (**"Proprietary Rights Agreement"**) that in any way adversely affects or will affect the performance of his duties to Buyer or ABC-C as an employee.

(c) **Section 3.18 of the Disclosure Schedule** also contains a complete and accurate list of all benefit plans pertaining to the NY Topical Business Employees or the ABC-C Employees, whether qualified or non-qualified, written or non-written, and all of Seller's and ABC-C's employment agreements.

3.19 Labor Relations; Compliance

Section 3.19 of the Disclosure Schedule contains a true and correct copy of Seller's most recent collective bargaining agreement related to the NY Topical Business Employees or the ABC-C Employees, if any, and all amendments and modifications thereto, as well as a copy of the most recent draft of any such proposed collective bargaining agreement. Since December 31, 2004, there has not been, there is not presently pending or existing, and to Seller's Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding affecting or involving NY Topical Business Employees or the ABC-C Employees relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, or other labor or employment dispute against or affecting Seller. To Seller's Knowledge, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute with respect to ABC-C. ABC-C has complied in all respects with all applicable Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.20 Bank Accounts

Section 3.20 of the Disclosure Schedule sets forth (i) the name of each bank or other financial institution in which ABC-C maintains an account or safe deposit box, (ii) the names of all persons authorized to draw thereon or to have access thereto, (iii) the name and phone number of ABC-C's contact person at such bank or financial institution, and (iv) the account number of the relevant account(s) and a description of the type of account.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organizational Authority

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each Transaction Document to be executed or delivered by Buyer at the Closing (collectively, the **"Buyer's Closing Documents"**), Buyer Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the unrestricted right, power and authority to execute and deliver this Agreement, and the Buyer's Closing Documents to which it is a party and to perform its obligations under this Agreement, the Contemplated Transactions, and the Buyer's Closing documents. All necessary acts and other

proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken.

4.2 No Conflicts; Consents

(a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not directly or indirectly, (i) violate any Legal requirement, Order, permit, license or approval issued to Buyer by any Governmental Body, (ii) conflict with any provision of Buyer's Governing Documents, (iii) result in the creation of any Encumbrance of any kind upon any of the properties or assets of Buyer, other than any Encumbrances created in connection with any financing to finance the Contemplated Transactions, or (iv) conflict with, result in a Breach of, cancellation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which the Buyer is subject.

(b) No Consent, license, permit, Order, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement, the Buyer Closing Documents, or the consummation of the Contemplated Transactions, other than those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Buyer to consummate the Contemplated Transactions.

4.3 Availability of Funds

Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Contemplated Transactions.

4.4 Brokers or Finders

Neither Buyer nor any of its officers, directors, employees or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the consummation of the Contemplated Transactions.

4.5 Certain Proceedings

There is no pending or, to the Knowledge of Buyer, threatened Proceeding as of the date hereof involving the Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Contemplated Transactions.

4.6 Investment Representation

Buyer is acquiring the ABC-C Shares for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the U.S. Securities Act of 1933, as amended (the **"Securities Act"**). Buyer has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the ABC-C Shares. Buyer agrees not to sell or otherwise transfer the ABC-C Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available.

4.7 Due Diligence By Buyer

Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Seller's Topical Business, and the Purchased Assets and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of Seller set forth in Article 3, including

the Disclosure Schedule. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the Purchased Assets or the Seller's Topical Business and it is understood that Buyer takes the Purchased Assets and the license of the Overlap Intangible Assets as is and where is (subject only to the benefit of the representations and warranties set forth in this Agreement).

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 Accuracy of Representations

Each of the representations and warranties of Seller contained in this Agreement shall be accurate as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which by their express terms are made as of another specific date shall be required to be true and correct only as of such date.

5.2 Seller's Performance.

Seller shall have complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

5.3 Consents

Each of the Consents specified in **Section 3.1(c) of the Disclosure Schedule** shall have been obtained and shall be in full force and effect.

5.4 No Injunction

There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of this Agreement or any of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

5.5 Additional Documents

Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be executed and delivered (or tendered subject only to Closing) to Buyer:

(a) a certificate of a civil notary authorized under the laws of the Netherlands Antilles, dated as of a date not earlier than the fifth Business Day prior to the Closing, certifying the articles of incorporation and all amendments thereto of ABC-C, and confirming the existence of ABC-C;

(b) reasonable evidence of the release of all Encumbrances on the Purchased Assets;

(c) certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller issued by the appropriate officials of the applicable Government Body in each jurisdiction in which Seller is licensed or qualified to do business;

(d) such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller's representations and warranties,

(ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller.

(iii) evidencing the satisfaction of any condition referred to in this Article 5, or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and

(e) an opinion of Greenberg Traurig, L.L.P. dated as of the Closing Date, substantially in the form of **Exhibit K**.

5.6 No Proceedings

There shall not have been commenced or threatened against Buyer, Seller, or ABC-C, or against any Related Person of Buyer, Seller, or ABC-C, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Contemplated Transactions.

Omitted and filed separately with the Securities and Exchange Commission

6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 Accuracy of Representations

Each of the representations and warranties of Buyer contained in this Agreement shall be accurate as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which by their express terms are made as of another specific date shall be required to be true and correct only as of such date.

6.2 Buyer's Performance.

Buyer shall have complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

6.3 Consents

Each of the Consents specified in **Section 3.1(c) of the Disclosure Schedule** shall have been obtained and shall be in full force and effect.

6.4 No Injunction

There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of any of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

6.5 Additional Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be executed and delivered (or tendered subject only to Closing) to Seller:

(a) the certificate of incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the appropriate Government Body;

(b) a certificate dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Buyer;

(c) Such other documents as Seller may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Buyer's representations and warranties,

(ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,

(iii) evidencing the satisfaction of any condition referred to in this Article 6, or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.6 No Proceedings

There shall not have been commenced or threatened against Buyer or Seller, or against any Related Person of Buyer or Seller, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Contemplated Transactions.

6.7 Offer of Employment

Buyer shall have agreed, contingent upon the Closing of this Agreement, to offer employment to the NY Topical Business Employees on the terms and the conditions specified in Section 7.2.

7. ADDITIONAL COVENANTS

7.1 Earnout Payments

Omitted and filed separately with the Securities and Exchange Commission

Omitted and filed separately with the Securities and Exchange Commission

7.2 **Employment of NY Topical Business Employees**

Omitted and filed separately with the Securities and Exchange Commission

7.3 **Employment Plans and Related Matters**

Omitted and filed separately with the Securities and Exchange Commission

Omitted and filed separately with the Securities and Exchange Commission

7.4 Payment of all Taxes Resulting From Sale of Purchased Assets by Seller

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

7.5 Payment of Other Retained Liabilities

In addition to payment of Taxes pursuant to Section 7.4, Seller shall pay, or make adequate provision for the payment, as they become due, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. **Omitted and filed separately with SEC**

7.7 Non-Solicitation and Non-Disparagement

Omitted and filed separately with the Securities and Exchange Commission

Omitted and filed separately with the Securities and Exchange Commission

(b) Non-Solicitation. For a period of three (3) years after the Closing Date, neither Seller nor Buyer shall directly or indirectly:

(i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the other Party on the Closing Date or within the year preceding the Closing Date to cease doing business with such Party, to deal with any competitor of such Party, or in any way interfere with its relationship with such Party; or

(ii) hire, retain, or attempt to hire or retain any employee of the other Party, or in any way interfere with the relationship between any Party and any of its employees; provided that the Parties may hire or retain employees of the other Party in response to a general solicitation for employment.

(c) Non-Disparagement. After the Closing Date, neither Party shall disparage the other Party or any of the other Party's Related Parties, directors, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of an arbitrator or court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.7(a) through(c) is invalid or unenforceable, then the Parties agree that the arbitrator or court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.7 will be enforceable as so modified after the expiration of the time within which the decision or judgment (as applicable) may be appealed. This Section 7.7 is reasonable and necessary to protect and preserve the Parties' legitimate business interests and, with respect to Buyer, the value of the Purchased Assets and to prevent any unfair advantage being conferred on either Party.

7.8 Further Assurances

The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transaction Documents and the Contemplated Transactions.

7.9 Regulatory Permits

At Closing, Seller shall deliver to Buyer all original documentation and information to the extent related to regulatory filings for the Product or the API, including any master drug file, ELA, or investigational new drug application, and for any Seller Facilities related to the manufacture or testing of the Product or API. Seller may retain any copies thereof but shall not disseminate any information therein to any Third Party without the prior written Consent of Buyer. At and subsequent to Closing, Seller agrees to cooperate with Buyer concerning any necessary amendments to Seller's existing FDA Drug Establishment Registration, to reflect ownership in Buyer, including any necessary notice of transfer and

withdrawal of Seller's FDA Drug Establishment Registration. Seller further agrees to reasonably cooperate with Buyer concerning any necessary amendments, withdrawals or assignments of all state and federal Governmental Authorizations.

7.10 Litigation Support

Following Closing, and subject to the other terms and conditions hereof and in the other Transaction Documents, within three years of Closing, in the event and for so long as any Party hereto is actively, prosecuting, contesting or defending against any Proceeding with a Third-Party related to the Purchased Assets, the Overlap Assets, or Seller's operation of Seller's Topical Business prior to the Closing (that does not involve any claim for indemnification or injunctive relief hereunder, any claim arising from or related to the Transaction Documents or the Contemplated Transactions or any other dispute between Seller and its Related Persons, on one hand, and Buyer and its Related Persons, on the other), Buyer and Seller will use Commercially Reasonable Efforts to cooperate with respect to making available their personnel, and providing such testimony and access to their books and records as may be reasonably necessary in connection with the contest or defense, or prosecution, as the case may be, all at the sole cost and expense of the Party requesting such assistance; provided neither Buyer nor Seller shall have any obligations pursuant to this section if they reasonably determine that performance pursuant to this section would require the disclosure of their intellectual property (or information pertaining to their intellectual property) or would otherwise be materially detrimental to them.

7.11 Name Change

On or promptly after the Closing Date, Buyer will amend ABC-C's Articles of Incorporation to change its corporate name, and any assumed name or d/b/a designation, in Curaçao, N.A. to eliminate therefrom the name "Advance Biofactures" or any derivative thereof, or a confusingly similar name or similar sounding word or phrase. Upon the effectiveness of such name change, assumed name or d/b/a designation in all relevant jurisdictions, neither Buyer nor ABC-C shall use the names "Advance Biofactures" or any derivative thereof or any confusingly similar name or similar sounding word or phrase, as either a company name, product/service name, trade name, trademark, service mark, assumed name, or portion of URL address or domain name, without the prior written Consent of Seller.

7.12 Retention of and Access To Records

After the Closing Date, Buyer and Seller will each retain for a period consistent with all applicable Legal Requirements, and for a period of no less than three (3) years, Records relating to the Seller's Topical Business including, as to Buyer, Records, of any kind or wherever located, included in the Purchased Assets and Assumed Liabilities delivered to Buyer, and, as to Seller, all other Records relating to the Purchased Assets. After the Closing Date, each Party will provide the other Party and its representatives reasonable access to Records held by such Party and its facilities, during normal business hours and on reasonable prior written notice, to enable each Party to prepare financial statements, Tax filings, other government submissions, or defend Proceedings by third parties relating to the Purchased Asserts, Excluded Assets, Assumed Liabilities or Retained Liabilities.

7.13 Payment of Assumed Liabilities

Buyer shall pay, or make adequate provision for the payment, as they become due, in full of all of the Assumed Liabilities and other Liabilities of Buyer under this Agreement.

7.14 Transfer of Assets

(a) In the event that any Excluded Assets, including any Seller Injectible Assets, are inadvertently transferred to Buyer under the Transaction Documents, or as a consequence of Buyer's purchase of the ABC-C Shares, then the Party discovering the inadvertent transfer shall promptly notify the other Party. Buyer shall take all actions reasonably requested by Seller to reconvey, transfer, or assign such assets to Seller as soon as practicable after discovery of the inadvertent transfer. All

reasonable expenses incurred by Buyer in respect of such notification, re-conveyance, transfer or assignment to Seller with respect to any of the above shall be borne by Seller. With respect to the transfer of any foreign patent filings, Buyer hereby irrevocably makes, constitutes and appoints Seller the true and lawful attorney of Buyer, with full power of substitution, for and in the name and stead of Buyer but on behalf and for the benefit of Seller to transfer to Seller any Excluded Assets inadvertently transferred to Buyer in accordance with in this Section 7.14(a).

(b) In the event that any Purchased Assets, or any other asset currently owned by Seller and exclusively relating to Seller's Topical Business, are inadvertently retained by Seller after the Closing Date, then the Party discovering the inadvertent retention shall promptly notify the other Party. Seller shall take all actions reasonably requested by Buyer to convey, transfer, or assign such assets to Buyer as soon as practicable after discovery of the inadvertent retention. All reasonable expenses incurred by Seller in respect of such notification, conveyance, transfer or assignment to Buyer with respect to any of the above shall be borne by Seller. Seller hereby irrevocably makes, constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, for and in the name and stead of Seller but on behalf and for the benefit of Buyer to transfer to Buyer any Purchased Assets, or any other asset currently owned by Seller and exclusively relating to Seller's Topical Business, inadvertently transferred to Seller in accordance with in this Section 7.14(b).

7.15 License of Overlap Intangible Assets

Seller hereby grants to Buyer an exclusive perpetual royalty free license to the Overlap Intangible Assets for the exclusive purpose of development, manufacture, marketing and sale of the Product, API, or **Omitted and filed separately with SEC** Seller agrees to maintain and defend in all relevant jurisdictions, any patents or other Intellectual Property included within the definition of Overlap Intangible Assets.

7.16 Tufts Agreement

If on the Closing Date the Parties shall not have novated the Tufts License Agreement (irrespective of whether an assignment and assumption was executed and delivered by the Parties in respect of the Tufts License Agreement), then as soon as practicable after the Closing Date, the Parties shall take all action necessary to attempt to novate the Tufts License Agreement in favor of Buyer pursuant to a novation agreement executed by the Parties and Tufts. **Omitted and filed separately with SEC**

7.17 Maintenance of Product Liability Insurance

Seller shall maintain existing product liability insurance coverage for so long as it has an indemnification obligation hereunder and shall include Buyer and ABC-C (under its new name) as an additional named insured.

8. INDEMNIFICATION; REMEDIES

8.1 Survival

All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the Disclosure Schedules, supplements thereto, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.8. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or

obligation. The waiver of any condition based upon any inaccurate representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such inaccurate representations, warranties, covenants and obligations.

8.2 Indemnification and Reimbursement by Seller

Seller, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries, and Related Persons (collectively, the **"Buyer Indemnified Persons"**), and will reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorney's fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, **"Damages"**), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Schedules, (iii) the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.7, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to the Contemplated Transactions or this Agreement;

(c) any Liability arising out of Seller's ownership or operation of the Purchased Assets prior to the Effective Time other than the Assumed Liabilities;

(d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any person acting on their behalf) in connection with any of the Contemplated Transactions;

(e) any Product sold prior to the Effective Time;

(f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of this Agreement or the Contemplated Transactions;

(g) any liability under the WARN Act or any similar state, local, or foreign Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. §2101(a)(6) or any foreign equivalent thereof, caused by any action of Seller prior to the Effective Time; or

(h) any Retained Liabilities.

8.3 Indemnification and Reimbursement by Buyer

Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, subsidiaries, and Related Persons (collectively, the **"Seller Indemnified Persons"**), and will reimburse Seller and each Seller Indemnified Person, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the Schedules, (iii) the certificates delivered pursuant to Section 2.7 (iv) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Liability arising out of (i) Buyer's ownership, use, or operation of the Purchased Assets, or (ii) Buyer's use of the Overlap Intangible Assets, after the Effective Time other than the Retained Liabilities;

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

(e) any product or component thereof manufactured by or shipped, or any services provided by, Buyer, in whole or in part, after the Effective Time; or

(f) any Assumed Liabilities.

8.4 Third Party Claims

(a) Promptly after receipt by a Person entitled to indemnity under Section 8.2 or 8.3 (an **"Indemnified Person"**) of notice of the assertion of a Third-Party Claim against it, such Indemnified person shall give notice to the Person obligated to indemnify under such Section (an **"Indemnifying Person"**) of the assertion of such Third-Party Claim; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.4(a) of the assertion of such Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) With respect to any Third-Party Claim subject to indemnification under this Article 8: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claims and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 8, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirement and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.5 Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after liability is determined or agreed.

8.6 Indemnification in Case of Strict Liability or Indemnitee Negligence

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

Omitted and filed separately with the Securities and Exchange Commission

Omitted and filed separately with the Securities and Exchange Commission

8.8 Limitations On Indemnity Obligations

Omitted and filed separately with the Securities and Exchange Commission

(c) NO CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS OR ANY CONSEQUENTIAL DAMAGES SUFFERED BY SUCH PARTY HOWSOEVER CAUSED OR ARISING UNDER THIS AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES WERE REASONABLY FORESEEABLE.

9. CONFIDENTIALITY

9.1 Definition of Confidential information

As used in this Article 9, the term **"Confidential Information"** includes any and all of the following information of Seller, ABC-C, or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise made available by observation, inspection or otherwise by either Party (Buyer on the one hand or Seller individually or collectively on the other hand) or its Representatives (collectively, a **"Disclosing Party"**) to the other Party or its Representatives (collectively, a **"Receiving Party"**):

(a) all information that is a trade secret under applicable trade secret or other law;

(b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software, and computer Software and database technologies, systems, structures and architectures;

(c) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans,

strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(d) all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, on any information included in the foregoing.

Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 9, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 9 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other Party submit proof of the economic value of any trade secret or post a bond or other security.

9.2 Restricted Use of Confidential Information

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions, and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or any other Transaction Document or with the prior written Consent of an authorized representative of Seller with respect to Confidential Information of Seller or an authorized representative of Buyer with respect to Confidential Information of Buyer. Each of Buyer and Seller shall disclose the Confidential Information of the other Party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller as the case may be, of the obligations of this Article 9 with respect to such information. Each of Buyer and Seller shall (i) enforce the terms of this Article 9 as to its respective Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 9, and (iii) be responsible and liable for any breach of the provisions of this Article 9 by it or its Representatives.

(b) Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 9.1 whether or not disclosed to Buyer) of the Seller relating to any of the Purchased Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business.

(c) From and after the Closing, the provisions of Section 9.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller relating to any of the Purchased Assets or the Assumed Liabilities. In addition, although not transferred to Buyer, Seller shall endeavor to maintain any secrecy agreements to which Seller is a party as of the Closing Date to the extent related to topical or injectible collagenase.

9.3 Exceptions

Section 9.2 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 9 or the Confidentiality Agreement by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement

or any legal, fiduciary or other obligation restricting disclosure. Notwithstanding anything to the contrary in this Agreement, Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

9.4 Legal Proceedings

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 9, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 9. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based on advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.4 shall not apply to any Proceedings between the Parties to this Agreement.

9.5 Attorney-Client Privilege

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections, (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates, (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates, and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either Party or otherwise, that any Disclosing Party waived any of its attorney work product protections, attorney-client privileges, or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

10. GENERAL PROVISIONS

10.1 Dispute Resolution

Any controversy or claim arising out of or relating to this Agreement or any Transaction Document will be settled by arbitration in accordance with the following provisions:

(a) <u>Disputes Covered.</u> The agreement of the Parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement. Disputes include actions for Breach of contract with respect to this Agreement or any of the other Transaction Documents, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions. In addition, the arbitrator selected according to procedures set forth below will determine the arbitrability of any matter brought to him/her, including his/her authority to impose equitable remedies that may be requested in good faith by a Party, and his/her decision will be final and binding on the parties. Notwithstanding the foregoing, either Party (Buyer, on the one hand and Sellers, on the other hand) shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief or a decree for specific performance pending final settlement by arbitration.

(b) Venue; Law; Selection. The venue for the arbitration will be in New York, New York. The governing law for the arbitration will be the law of the State of New York, without reference to its conflicts of laws provisions. There will be one (1) arbitrator appointed by, and in accordance with the rules of the, American Arbitration Association for commercial disputes (**"AAA"**). The decision in writing of the arbitrator will be final and binding upon the parties.

(c) Rules. The rules of arbitration will be the Rules of Arbitration of the AAA, as modified by any other instructions that the parties may agree upon at the time. If there is any conflict between the Rules of Arbitration of the AAA and the provisions of this section, the provisions of this section will prevail.

(d) Substantive Law. The arbitrator will be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator will make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator's decision will provide a reasoned basis for the resolution of each dispute and for any award.

(e) Fees; Expenses; Remedies; Award. Unless the arbitrator's decision otherwise directs each Party will bear its own fees and expenses with respect to the arbitration and any Proceeding related thereto and the Parties (Seller, on the one hand, and Buyer, on the other hand) will share equally the fees and expenses of the AAA and the arbitrator. The arbitrator will have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of New York subject to the limitations set forth in this Agreement. The award rendered by arbitration will be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

10.2 Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment and, in the case of e-mail, a copy sent by one of the other approved methods; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (if any) (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other parties):

To Buyer:

DFB Biotech, Inc.
3909 Hulen Street
Fort Worth, Texas 76107
Fax: 817-900-4101
Attention: Chairman and CEO

and a mandatory copy to:

Healthpoint, Ltd.
3909 Hulen Street
Fort Worth, Texas 76107
Fax: 817-900-4086
Attention: President, Tissue Management

and a mandatory copy to:

Healthpoint, Ltd.
3909 Hulen Street
Fort Worth, Texas 76107
Fax: 817-900-4101
Attention: General Counsel

To Seller:

Advance Biofactures Corporation
35 Wilbur Street
Lynbrook, NY 11563
Fax: 516-593-7039
Attention: Thomas L. Wegman, President

and a mandatory copy to:

Thelen Reid & Priest LLP
701 Eighth Street, N.W.
Washington, DC 20001
Fax: 202-508-4321
Attention: Carl Valenstein, Esq.

10.3 Waiver; Remedies Cumulative

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.4 Entire Agreement and Modification

This Agreement, together with the other Transaction Documents, supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller and constitutes (along with the Schedules, Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by all the Parties hereto.

10.5 Schedules

(a) The information in the attached Schedules or Disclosure Schedules constitute (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the

Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Schedules or Disclosure Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

10.6 Assignments; Successors and Third Party Rights

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties (which Consent will not be unreasonably withheld); **provided however**, nothing in this Agreement shall prevent a Party from assigning it rights and obligations under this Agreement to a Related Party but the assigning Party shall continue to be liable for the performance of the obligations so assigned. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.6.

10.7 Governing Law

This Agreement will be governed by and construed under the law of the State of New York without regard to conflicts of law principles that would require the application of any other law.

10.8 Enforcement Of Agreement

Each Party to this Agreement acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.9 Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. This Agreement may be executed through delivery of duly executed signature pages by facsimile.

10.10 Guaranty of Healthpoint, Ltd.

Healthpoint, Ltd. hereby irrevocably and unconditionally guarantees the payment and performance by Buyer or any of its Affiliates under the Transaction Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate originals on the date and year first above written.

SELLER:

BioSpecifics Technologies Corp.

By:___________________________
Name: Thomas Wegman
Title: President

Advance Biofactures Corporation

By:___________________________
Name: Thomas Wegman
Title: President

BUYER:

DFB Biotech, Inc.

By:___________________________
Name:
Title:

GUARANTOR UNDER SECTION 10.10:

Healthpoint, Ltd.

By: DFB Pharmaceuticals, Inc.
Its: Sole General Partner

By:___________________________
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate originals on the date and year first above written.

SELLER:

BioSpecifics Technologies Corp.

By:________________________
Name: Thomas Wegman
Title: President

Advance Biofactures Corporation

By:________________________
Name: Thomas Wegman
Title: President

BUYER:

DFB Biotech, Inc.

By: [signature]
Name: Michael Steadman
Title: Senior Vice President

GUARANTOR UNDER SECTION 10.10:

Healthpoint, Ltd.

By: DFB Pharmaceuticals, Inc.
Its: Sole General Partner

By: [signature]
Name: Michael Steadman
Title: Senior Vice President